 Registration Statement No. 333-184193 Dated May 22, 2014; Rule 433

3 YEAR FLOATING RATE NOTES DUE 2017 GLOBAL NOTES, SERIES A

Terms and Conditions Thursday, May 22, 2014

Final Terms of the Notes

Issuer : Deutsche Bank AG, London Branch

Issuer Rating : A Negative (S&P), A2 Negative (Moody's), A+ Negative (Fitch)
Form of Debt : Senior, unsecured Lead Manager : Deutsche Bank Securities
Nominal Amount : USD 500,000,000 Trade Date : 22 May 2014 Issue Date : 30 May
2014 Maturity Date : 30 May 2017 Coupon : 3-month USD Libor plus 0.47% Re-offer
Price : 100.00% Day Count Basis : Actual/360, adjusted modified following

Payment Dates : Quarterly in arrears, payable 28 February, 30 May, 30 August and 30 November of each year, commencing 30 August 2014 Early Redemption : None
Redemption : 100.00% Business Days : New York and London Listing : None
Denominations : USD 1,000 ISIN : US25152RWZ27 CUSIP : 25152RWZ2 Co-managers :
ANZ Securities, Inc., BB&T Capital Markets, a division of BB&T Securities, LLC,
BNY
Mellon Capital Markets, LLC, The Huntington Investment Company, Jefferies LLC,
KeyBanc Capital Markets Inc., Merrill Lynch, Pierce, Fenner & Smith
Incorporated, PNC
Capital Markets LLC, RBC Capital Markets, LLC, Regions Securities LLC, Scotia
Capital (USA) Inc., TD Securities (USA) LLC, U.S. Bancorp Investments, Inc.

Settlement : DTC and Euroclear/Clearstream Calculation Agent : Deutsche Bank
AG, London Branch Documentation : SEC Registered

[] Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b2
1.pdf

[] Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b2
1.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus)
with the Securities and Exchange Commission for the offering to which this amended term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.
Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and this amended term sheet if you so request by calling toll-free 1-800-503-4611.

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